PRESS RELEASE

Investor Contact:	Acquisitions Contact:	Media Contact:

Scott D. Peters	Mark D. Engstrom	Claire Koeneman
President & CEO	EVP- Acquisitions	President
Healthcare Trust of	Healthcare Trust of America,	Financial Relations Board
America, Inc.	Inc.	312.640.6745
480.998.3478	480.998.3478	ckoeneman@mww.com
scottpeters@htareit.com	markengstrom@htareit.com

Healthcare Trust of America, Inc. executes Agreement to acquire approximately 641,000 SF
Medical Office Building Portfolio located in Phoenix, Arizona

Scottsdale, Arizona (October 26, 2009) – Healthcare Trust of America, Inc., (the “REIT”), a self-managed non-traded real estate investment trust, announced the execution of a Purchase and Sale Agreement (the “Agreement”) to acquire a 17-building portfolio located in Northwest Phoenix, Arizona for approximately $107,000,000.

The portfolio is located within the Sun City and Sun City West communities and on or near the campus of two significant Banner Health hospitals (Banner Boswell and Banner Del E. Webb). These hospitals are the dominant providers of healthcare services in these communities. Approximately 95% of the portfolio’s square footage is located on or adjacent to one of these two hospital campuses.

The Agreement contains a number of terms and conditions and anticipates a closing within 40 to 50 days. In addition, the Agreement provides the REIT the opportunity to acquire two additional medical properties totaling approximately 60,000 square feet located on these same campuses.

“These assets are well positioned, with both stability and growth potential. This transaction represents another substantial step in growing our REIT with prudent acquisitions of large high quality medical office portfolios, associated with high quality healthcare providers. With our strong balance sheet, cash position, and internal management, we have been able to take advantage of these special opportunities in the marketplace,” said Scott D. Peters, Chief Executive Officer and President of the REIT. “We look forward to working with these high quality hospitals, and the excellent physician and other healthcare providers who represent our current and future tenants.”

“We are pleased to have this opportunity to acquire this well-positioned portfolio. This is consistent with our investment strategy and another measure of our success. We look forward to working with Banner Health, and being part of the growth of healthcare in Sun City and Sun City West,” stated Mark D. Engstrom, the REIT’s Executive Vice President – Acquisitions.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. The REIT has made 45 geographically diverse acquisitions valued at approximately $1.2 billion based on purchase price, which includes 154 buildings and one real estate-related asset, as of September 18, 2009. The REIT’s portfolio totals approximately 6.3 million square feet, and includes 135 medical office buildings, four hospitals, 12 skilled nursing and assisted living facilities and three other office buildings located in 19 states, including: Arizona, California, Colorado, Florida, Georgia, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of the REIT’s portfolio and the value that the Banner Health portfolio adds to the REIT. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the Banner Health portfolio may not be completed if the conditions to closing are not satisfied; the strength and financial condition of each individual property; the strength and financial condition of the tenants; uncertainties relating to the local economy of the Phoenix, Arizona area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time, and as detailed from time to time in the REIT’s periodic reports, as filed with the Securities and Exchange Commission.